Exhibit 4.10
Dated 29th February 2016
1. INDIVIOR PLC
AND
2. SANNE FIDUCIARY SERVICES LIMITED

THE INDIVIOR PLC EMPLOYEE BENEFIT TRUST

CONTENTS

CLAUSE
1. Interpretation	1
2. The parties' obligations	3
3. Discretionary trust of capital and income	3
4. Perpetuity period	3
5. Exclusion of participators from benefit	3
6. Trusts at the expiration of the Trust Period	4
7. Additions to the Trust Fund	4
8. Waiver of dividends	4
9. Investment powers	4
10. Additional powers	5
11. Power of resettlement	5
12. Voting	6
13. Dealing with Shares held in the Trust	6
14. Personal interests of Trustees	7
15. Protection of Trustee	8
16. Changes of Trustee	8
17. Information supplied by any member of the Group	9
18. Power to amend	9
19. Costs	10
20. Receipts	10
21. Remuneration of Trustee	10
22. Governing law	11
23. Jurisdiction	11
24. Changing of governing law	11
25. Irrevocability	12
26. Exclusions and limitations	12
27. Assignment and other dealings	12
28. Notices	12
29. Power given to company is not a fiduciary power	13
30. Claimants' obligations	13
31. Application of statutory and equitable rules	13
32. Counterparts	13

SCHEDULE

SCHEDULE ADDITIONAL POWERS OF TRUSTEE

THIS DEED is dated 29th February 2016
PARTIES
(1)    Indivior PLC incorporated and registered in England and Wales with company number 9237894 whose registered office is at 103-105 Bath Road, Slough, Berkshire, United Kingdom, SL1 3UH (Company).
(2)    Sanne Fiduciary Services Limited incorporated and registered in Jersey with company number 41570 whose registered office is at 13 Castle Street, St Helier, Jersey, JE4 5UT (Original Trustee).
BACKGROUND
(A)    The Company has decided to establish a trust, to be constituted as an employees' share scheme under section 1166 of the Companies Act 2006, on the terms of this deed.
(B)    The Original Trustee has agreed to act as the first trustee of the Trust on the terms of this deed.
(C)    The Company has paid £200 to the Original Trustee to be held on the trusts declared in this deed.
OPERATIVE PARTS
1.    INTERPRETATION
The following definitions and rules of interpretation apply in this deed.
1.1    Definitions:
Beneficiary: an Employee or former Employee, or a spouse, civil partner, surviving spouse, surviving civil partner, minor child or minor step-child of an Employee or former Employee, excluding any person resident for tax purposes in Jersey.
Business Day: a day (other than a Saturday, Sunday or public holiday in England or Jersey) when banks in London and St Helier are open for business.
Employee: an employee (including an executive director) of the Group from time to time.
Employees' Share Scheme: has the meaning given in section 1166 of the Companies Act 2006.
FSMA 2000: the Financial Services and Markets Act 2000.
Group: the Company and any Subsidiary of the Company. Group Company and member of the Group shall be construed accordingly.
IHTA 1984: the Inheritance Tax Act 1984.
Property: any property, including any chose in action and any interest in real or personal property.
Shares: ordinary shares in the capital of the Company.
Subsidiary: a subsidiary as defined in section 1159 of the Companies Act 2006.
Trust: the trust established by this deed (as amended) and known as the Indivior PLC Employee Benefit Trust.
Trustee: the Original Trustee, or other trustee(s) of the Trust for the time being.
Trust Fund: shall comprise:

(a)    the sum of £200 (referred to in Background (C));
(b)    Property added to it at any time through accumulation of income, capital accretion, payment, transfer, gift, loan or otherwise; and
(c)    all money, investments and other Property representing, or derived from, (a) and (b).
Trust Period: the period beginning with the date of this deed and ending on the first to happen of:
(a)    the end of the period set out in clause 4; or
(b)    an order for the winding up of the Company being made, or a resolution for the voluntary winding up of the Company being passed (other than for the purposes of, and followed by, an amalgamation or reconstruction in circumstances where substantially the whole of the undertaking, assets and liabilities of the Company pass to a successor company that becomes the Company for the purposes of this deed, as envisaged by clause 1.2); or
(c)    the date the Trustee declares, by deed, to be the end of the Trust Period (not being a date earlier than the date of that deed).
1.2    A reference to the Company shall include, where appropriate, any successor company resulting from any reconstruction or amalgamation of the Company.
1.3    Words and expressions not defined in this deed have the meaning given in the Income Tax Act 2007.
1.4    Clause, Schedule and paragraph headings shall not affect the interpretation of this deed.
1.5    A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.6    The Schedule forms part of this deed and shall have effect as if set out in full in the body of this deed. Any reference to this deed includes the Schedule.
1.7    A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.8    Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.9    Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.10    A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
1.11    A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.12    A reference to writing or written includes fax and e-mail.
1.13    Any obligation on a party not to do something includes an obligation not to allow that thing to be done.
1.14    A reference to this deed or to any other agreement or document referred to in this deed is a reference to this deed or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this deed) from time to time.

1.15    References to clauses and the Schedule are to the clauses and the Schedule of this deed and references to paragraphs are to paragraphs of the Schedule.
1.16    Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
2.    THE PARTIES’ OBLIGATIONS
The Trustee and the Company shall procure that the Trust constitutes and remains part of an Employees' Share Scheme and a trust for the benefit of employees (as defined in section 86 of IHTA 1984).
3.    DISCRETIONARY TRUST OF CAPITAL AND INCOME
3.1    Subject to clause 9, the Trustee shall hold the Trust Fund on trust for all or any one or more of the Beneficiaries, in such shares, on such trusts and subject to the powers and provisions that the Trustee appoints in its discretion during the Trust Period, by any deed(s) revocable during the Trust Period or irrevocable.
3.2    Subject to clause 3.1, during the Trust Period, the Trustee shall hold the Trust Fund on trust to pay or apply the whole or any part of the income or capital of the Trust Fund to or for the benefit of all or any of the Beneficiaries in such shares and in a manner as it thinks fit.
3.3    No power, authority or discretion conferred on the Trustee by this deed or by law shall (despite anything to the contrary expressed or implied in this deed) be exercised if it causes:
(a)    any part of the Trust Fund to become applicable for the benefit of any member of the Group. However, the Trustee shall be empowered to:
(i)    repay all loans to the Trustee made by any member of the Group out of the Trust Fund; and
(ii)    pay any amount to subscribe for Shares out of the Trust Fund to the Company;
(b)    a breach of clause 2; or
(c)    an infringement of the rule against perpetuities.
3.4    Without affecting the rest of this clause 3, the Trustee may operate the Trust in conjunction with any one or more Employees' Share Schemes operated by the Group, or may itself operate any one or more Employees' Share Schemes through the Trust. If the Trustee grants options that may be options to subscribe for Shares under the rules of an Employees' Share Scheme, the limits on the number of Shares that the Trustee may subscribe shall be decided by the rules of that Employees' Share Scheme.
4.    PERPETUITY PERIOD
The perpetuity period that applies to this Trust is the period beginning on the date this deed takes effect and ending on the day before the 125th anniversary of that date.
5.    EXCLUSION OF PARTICIPATORS FROM BENEFIT
If any Property has been transferred to the Trust Fund by any close company (as defined in section 102(1) of IHTA 1984), and that disposition would have been a transfer of value but for section 13(1) of IHTA 1984, no part of that Property shall be applied for the benefit of any person falling within any of the categories specified in section 13(2) of IHTA 1984 (as modified by section 13(3) of IHTA 1984), except to the extent permitted by section 13(4) of IHTA 1984.
6.    TRUSTS AT THE EXPIRATION OF THE TRUST PERIOD
6.1    At the expiry of the Trust Period, the Trustee shall hold the Trust Fund on trust (after paying or providing for any costs, charges or expenses incurred, or to be incurred, by the Trustee):
(a)    for the Beneficiaries then living, in such proportions as the Trustee shall determine before the end of the Trust Period; or
(b)    if the Trustee has not made any decision before the end of the Trust Period:
(i)    for all of the Employees then living in equal shares; or
(ii)    if there are no Employees at that time, for a charity (or charities) chosen by the Trustee and if no choice has been made, for charitable purposes generally.
6.2    There shall be no resulting trust in favour of any member of the Group at the expiration of the Trust Period.
7.    ADDITIONS TO THE TRUST FUND
The Trustee may receive any gift or donation (whether of money or other Property) to be held as an addition to the Trust Fund at any time, from any person, company or corporation. Any additions to the Trust Fund shall be held by the Trustee on the trusts declared in this deed, unless the donor gives a contrary direction.
8.    WAIVER OF DIVIDENDS
Until the Company directs the Trustee otherwise, the Trustee shall waive its entitlement to dividends on Shares held in the Trust Fund for which the Trustee holds the whole of the beneficial interest.
9.    INVESTMENT POWERS
9.1    Without affecting the full and unrestricted investment powers set out below, the Trust Fund or any part of it may, at the Trustee's discretion, be:
(a)    applied in the acquisition or disposal of Shares from any person, or in the acquisition or disposal of securities issued by the Company or any member of the Group. However, the Trustee shall not hold or acquire more than 5% of the ordinary share capital of the Company in issue from time to time;
(b)    placed on current or deposit account with:
(i)    any bank or financial institution that is an authorised person for the purposes of FSMA 2000;
(ii)    a bank or financial institution established and operating in the Channel Islands or the Isle of Man; or
(iii)    invested in negotiable instruments issued by any bank or financial institution;
(c)    invested in fixed-interest Government securities of the UK or any local authority of the UK;

(d)    used to buy or sell assets or Property of any nature (whether involving liabilities, producing income or on personal credit), in any place with or without security;
(e)    used to buy any reversionary interest, or any other investments not producing income or of a wasting nature; or
(f)    placed with an agent of the Trustee to place on current or deposit account with any bank or financial institution described in clause 9.1(b) above so that the Trustee shall have the same full and unrestricted powers of investing the Trust Fund as if it were the absolute beneficial owner of it.
9.2    Despite clause 9.1, the Trustee shall not be required to invest, or to invest at interest, the Trust Fund or any part of it. If it does invest in a non-interest bearing account, it shall not be liable for any loss arising from that investment. The Trustee may not exercise its investment powers to cause the Trust to be a collective investment scheme (as defined under section 235 of FSMA 2000). The Trustee shall be under no duty to diversify investments or to preserve or enhance the value of the Trust Fund.
9.3    The Trustee shall not be obliged to:
(a)    diversify the investment of the Trust Fund; or
(b)    become a director or officer of, or interfere in the management or affairs of, the Group or any company whose shares or stock are held in the Trust Fund for the time being, even if the Trustee has a substantial holding in, or control of, that company (whether directly or indirectly); or
(c)    seek information about the affairs of the Company. The Trustee may leave the conduct of the Company's affairs to its directors (or other persons managing the Company), so long as the Trustee has no notice of any act of dishonesty by the directors (or others) in connection with the management of the Company.
9.4    The Trust Fund shall be held in the name of, or to the order of, the Trustee. The Trust Fund or any part of it may be held in the name of a nominee (or nominees) for and on behalf of the Trustee on the terms as the Trustee shall decide. The Trustee shall have power to pay the nominee(s) reasonable fees for their services.
10.    ADDITIONAL POWERS
In addition to the powers vested in trustees by law or statute, and without restriction to them, the Trustee shall have the additional, separate powers regarding the Trust Fund set out in the Schedule, subject to clause 2. The Trustee may exercise all or any of those additional powers without the intervention of any Beneficiary, in the manner and to the extent as it thinks fit.
11.    POWER OF RESETTLEMENT
11.1    Subject to clause 11.2, at any time during the Trust Period, the Trustee may, if it thinks fit, transfer the Trust Fund (or any part of it) into the names or legal control of the trustee(s) (whether resident in the UK or abroad) of, and for the purposes of, any settlement or trust (Transferee Settlement) administered and taking effect in any part of the world and governed, as its proper law, by the law of that or any other part of the world. Any Property transferred shall be held on the trusts and with, and subject to, the powers and provisions of the Transferee Settlement, free of all the trusts, powers and provisions of this deed.
11.2    No transfer under clause 11.1 shall be made:

(a)    if it offends any applicable rules against perpetuities or excessive accumulations; or
(b)    unless the Trustee (whose decision shall be final and binding on all persons beneficially interested in this deed) is satisfied that the Transferee Settlement:
(i)    is such that the transfer will only be for the benefit of some or all of the Beneficiaries;
(ii)    excludes from benefit any person to the extent that they are excluded under clause 5;
(iii)    is fully enforceable in law, for which purpose the Trustee shall be entitled to rely on advice received from professional advisers practising in the territory where the Transferee Settlement is intended to take effect; and
(iv)    will constitute an Employees' Share Scheme and a trust for the benefit of employees (as defined in section 86 of IHTA 1984).
12.    VOTING
12.1    Unless the Company directs that the Trustee may vote on any particular occasion, the Trustee shall abstain from voting at any general meeting of any member of the Group any Shares held in the Trust Fund for which the Trustee holds the whole of the beneficial interest.
12.2    If the Company directs that the Trustee may vote Shares for which the Trustee holds the whole of the beneficial interest, the Company cannot direct the manner in which the Trustee exercises its vote, and the Trustee may in its absolute discretion vote (or abstain from voting) in the manner that it thinks fit.
12.3    If a beneficial interest in any Share held in the Trust (other than a right to acquire any Share) is held by a Beneficiary:
(a)    the Trustee may, but shall not be obliged to, seek irrevocable directions from each relevant Beneficiary regarding the exercise of voting rights attaching to his interest in Shares;
(b)    the Trustee shall comply with each relevant Beneficiary's directions regarding voting his interest in Shares; and
(c)    if the Trustee does not receive a Beneficiary's directions by any deadline specified in writing by the Trustee, the Trustee shall abstain from voting that Beneficiary's interest in Shares.
12.4    The Trustee shall not be entitled to vote on a show of hands on a particular resolution in respect of Shares held on behalf of Beneficiaries unless all directions received from those Beneficiaries who have given directions in respect of that resolution are identical.
12.5    The Trustee shall not be under any obligation to call for a poll, but in the event of any poll, the Trustee shall vote each Beneficiary's interest in Shares in accordance with the Beneficiary's directions.
13.    DEALING WITH SHARES HELD IN THE TRUST
If any offer is made to the holders of Shares to acquire their Shares:
(a)    the Trustee shall, in relation to any Share held in the Trust in which a beneficial interest (other than a right to acquire any Share) is held by a

Beneficiary, seek irrevocable directions from each relevant Beneficiary regarding the sale of that Beneficiary's Shares (or interest in Shares) pursuant to the offer; and
(b)    if the Trustee holds the whole beneficial interest in any Shares that it proposes to use to satisfy options or awards held by Beneficiaries that will vest at or after the completion of the acquisition of Shares under the offer, the Trustee may, but shall not be obliged to seek an expression of wishes from each relevant Beneficiary regarding the offer made for any Shares to which that Beneficiary will become entitled, but if it does so, the Trustee shall comply with each relevant Beneficiary's directions; and
(c)    if the Trustee decides not to seek expressions of wishes from each relevant Beneficiary in relation to an offer as set out in clause 13(b), the Trustee may take, or refrain from taking, such action in relation to the Shares as it thinks fair, having regard to all the circumstances.
14.    PERSONAL INTERETS OF TRUSTEES
14.1    Subject to clause 14.2, no decision of, or exercise of a power by, the Trustee shall be invalidated or questioned because the Trustee (or any individual Trustee, or any director or other officer of a corporate Trustee) had a direct or personal interest in the result of any decision or in the exercising of any power. Any person may vote on the decision or exercise of power, and be taken into account for the purposes of a quorum, despite his interest.
14.2    If the interest of the Trustee or any other person concerned for the purposes of clause 14.1:
(a)    arises other than solely because the Trustee or other person concerned is a Beneficiary, director or other officer or shareholder of any member of the Group; and
(b)    is material, then the nature of that interest must (unless otherwise agreed) have been declared at the meeting of the Trustee (or, if there is a sole corporate Trustee, the meeting of the board of directors of the sole Trustee) at which the item of business to which the interest relates was discussed. If the Trustee or other person concerned was not present at that meeting, the nature of that interest must have been declared at the next meeting of the Trustee (or next meeting of the board of directors of the sole corporate Trustee, as appropriate) at which he was present.
14.3    A Trustee (or director or other officer of a corporate Trustee) who is or becomes a Beneficiary may retain, and not be liable to account for, any benefits to which he becomes entitled under this deed. The exercise of any power or discretion by any such person shall not be invalidated or questioned because he had a direct or indirect interest in it.
14.4    A Trustee (or any director or other officer of a corporate Trustee) shall not be precluded from buying, holding or dealing with any debentures, debenture stock, shares or securities of any member of the Group, or from entering into or being interested in any contract or other transaction with any member of the Group. No Trustee (or any director or other officer of a corporate Trustee) shall be liable to account to any member of the Group or the Beneficiaries for any profits made or benefits obtained in connection with the acquisition, contract or transaction.
14.5    Any Trustee (or any employee, director or officer of a corporate Trustee) may be employed and remunerated as a director or other officer, employee, agent or adviser of any corporation, body or firm connected with the Trust Fund. He may keep as his property any remuneration, fees or profits he receives in this capacity, even though his position may have been obtained, held or retained because of his status as a Trustee (or as an employee, director or officer of a corporate Trustee).
15.    PROTECTION OF TRUSTEE
15.1    The Company shall keep the Trustee and each director, officer or employee of any corporate trustee fully indemnified against any actions, claims, costs, demands, expenses and all other liabilities to which it is or becomes liable as Trustee because of any act, event or thing except where any actions, claims, costs, demands, expenses and other liabilities are attributable to fraud, wilful misconduct or negligence by that person.
15.2    The Trustee shall have the benefit of all the powers, privileges and immunities conferred on trustees by statute or by law.
15.3    In the execution of the Trust and the powers and discretions conferred it by the Trust Deed or by law, the Trustee (and, where the Trustee is a corporate body, any directors, officers and employees of the Trustee) shall not be liable for any loss which may occur to the capital or income of the Trust Fund arising by reason of any mistake or omission made in good faith by him or by reason of any other matter or thing including fraud, negligence or default of another Trustee, nominee, agent, officer or other delegate provided that no Trustee shall be relieved of liability under this Clause 15.3 for any fraud, wilful misconduct or negligence on his part.
16.    CHANGES OF TRUSTEE
16.1    The minimum number of persons to be the Trustee (or the trustee of any part of the Trust Fund for which a separate set of trustees has been appointed) shall be:
(a)    one, in the case of a corporate Trustee; or
(b)    two, in any other case.
16.2    A continuing Trustee shall not be entitled to exercise any discretion or power under this deed if the number of persons acting as the Trustee is below the minimum number.
16.3    At any time, any Trustee may retire from his office by written notice given to the Company and any co-trustee. Such notice will take effect 90 days after the date when it is received by the Company (or any shorter period agreed in writing by the Company). If any retirement of a trustee would cause the number of Trustees to fall below the minimum number set out in clause 16.1, the Company shall appoint a replacement Trustee such that there will be at least the minimum number of persons required by clause 16.1 to be the Trustee (whether by virtue of an appointment taking effect immediately on the retirement or otherwise). For the avoidance of doubt, the responsibility to ensure the minimum number of Trustees set out in clause 16.1 is maintained is that of the Company and no incumbent corporate Trustee shall have any obligation to arrange a replacement Trustee nor shall any lack of replacement Trustee prevent any incumbent corporate Trustee from retiring from office.
16.4    The Company shall have power by deed:
(a)    to remove any Trustee from office by 60 days' written notice to that Trustee (unless waived by the Trustee) without giving any reason for the removal. This power can only be exercised if there will be at least the minimum number of persons as Trustee required by clause 16.1 (whether by virtue of an appointment taking effect immediately upon the removal or otherwise) immediately after its exercise;
(b)    to appoint a person (or persons) in place of any Trustee who ceases to be a Trustee for any reason, whether or not the number of persons acting as Trustee is below the minimum number required by clause 16.1 before that appointment; and
(c)    to appoint an additional Trustee (without limitation as to number).
16.5    If the number of persons acting as Trustee falls below the minimum number required by clause 16.1, the Company shall immediately appoint the number of new or additional trustees necessary to comply with clause 16.1.
16.6    Any person (including any other corporation and any director, officer or employee of the Company or any member of the Group) may be appointed as a Trustee, on the terms and conditions the Company agrees with that person, wherever that person is domiciled or resident (or is incorporated or carries on business, if it is a corporation).
16.7    A retiring or removed Trustee shall execute all transfers or other documents, and do all acts, necessary to vest the Trust Fund in the new or continuing Trustees. A retiring or removed Trustee who is liable under this deed in any way shall not be bound to transfer the Trust Fund unless reasonable security is provided to indemnify that Trustee against the liability.
16.8    Unless there is a sole corporate Trustee, this clause 16.8 shall govern the proceedings of the Trustee:
(a)    subject to clause 20.1, the trusts, powers and discretions vested in the Trustees by this deed shall be exercised by all the Trustees acting unanimously; and
(b)    unless otherwise agreed by the Trustees a resolution in writing signed by each Trustee (whether on the same document or in counterparts) shall be as valid as if it has been passed at a meeting of the Trustees.
16.9    A Trustee may be discharged even though there is neither a trust corporation nor two persons to act as trustees, provided that there remains at least one Trustee. A Trustee may be appointed under section 36(1) of the Trustee Act 1925 in place of more than one Trustee.
17.    INFORMATION SUPPLIED BY ANY MEMBER OF THE GROUP
The Trustee shall be entitled to rely on all information supplied to it by any member of the Group without further enquiry.
18.    POWER TO AMEND
18.1    Subject to clause 18.2, the Trustee shall have power to amend, restrict, release or extend the trusts, powers and provisions of this deed in any manner by deed during the Trust Period.
18.2    No exercise of the power contained in clause 18.1 may:
(a)    breach or remove the restrictions in clause 3.3;
(b)    amend or remove the restrictions in clause 5;
(c)    extend the power conferred by clause 18.1 or remove the restrictions contained in this clause 18.2;

(d)    alter or affect the rights of any person accrued before the date of the amendment (except with that person's prior consent in writing); or
(e)    invalidate any previous payment or application of the Trust Fund, or affect any part of the Trust Fund to which any person has previously become absolutely entitled.
18.3    Every power, authority or discretion conferred on the Trustee (or any other person) and not expressly made exercisable only during a period allowed by law shall (despite anything else in this deed) only be exercisable during the Trust Period and during any further period (whether definite or indefinite) that the law allows in respect of the particular power, authority or discretion.
19.    COSTS
19.1    All costs charges and expenses of, and incidental to, the preparation, operation and determination of the Trust (including any stamp duty and stamp duty reserve tax payable and remuneration of the Trustee) shall be payable by the Company (or any member of the Group) to the extent that they are not paid by the Trustee under this deed.
19.2    From time to time, the Company may determine that some or all of the costs, charges and expenses of the administration of the Trust or management of the Trust Fund shall be met by any member of the Group in such proportions as the Company shall determine.
19.3    Despite clause 19.2, the Trustee may pay all of the costs, charges and expenses of the administration of the Trust or the management of the Trust Fund from the Trust Fund, but no cost, charge or expense shall be paid more than once. The Company shall reimburse the Trustee for payment of any cost, charge or expense paid by the Trustee that the Company or any member of the Group were liable to pay under clause 19.2.
20.    RECEIPTS
20.1    From time to time, the Trustee may authorise any one or more of its number (or any other person(s) as it thinks fit) in writing to make any payments or transfers of Property, and to give receipts and discharges for any Property payable, transferable or deliverable to the Trustee. Each receipt or discharge shall be as valid as if it were given by the Trustee.
20.2    The production of the Trustee's written authority given under clause 20.1 shall be a sufficient protection to any person taking any receipt or discharge mentioned in clause 20.1. Unless that person received express notice in writing of the revocation of the authority, he may assume and act on the assumption that the authority remains unrevoked.
20.3    The receipt of a person as a Trustee reasonably believes to be the treasurer or other proper officer of any charity shall be of sufficient discharge to the Trustee for any Property so paid or transferred, and the Trustee shall not be obliged to see to the application of any Property.
21.    REMUNERATION OF TRUSTEE
21.1    Any corporate Trustee shall act in accordance with the terms and conditions it has agreed with the Company. In the absence of any agreement, the Trustee shall notify the Company of its published standard terms and conditions in force for the time being and that the Trustee shall be entitled to receive remuneration in accordance with those terms and conditions.

21.2    Any individual Trustee, who is a person engaged in any profession or business (but not an Employee or former Employee), shall be entitled to be paid all usual professional or proper charges for the business transacted, time expended and acts done by him (or his firm) in connection with the Trust, including acts that a Trustee who was not in any profession or business could have done personally.
21.3    Any corporate Trustee:
(a)    may transact, in its own office, on behalf of the Trust or any Beneficiary, any business that it is authorised to undertake its constitution and in which it is then ordinarily engaged, on the same terms as would be made with an ordinary customer. If the Trustee is a bank, it shall be entitled to act as a banker to, and make advances to, the Trustee in connection with the Trust, without accounting for any profit made by so acting and in all respects as if it were not a Trustee; and
(b)    may employ as a banker, investment adviser or other agent, on behalf of the Trust, any corporation, firm or enterprise associated with it. However, the agent must be authorised to undertake the business for which it is employed, and ordinarily be engaged in that business. All the charges it makes for work done or services provided in connection with the Trust must be reasonable and normal.
21.4    Any Trustee (or company associated with a trustee) who carries on the business of the provision of accounting, auditing, banking, custodian fiscal insurance, legal or other professional financial services of any kind may provide those services for the Trust on the same terms as those made with an ordinary customer, and without accounting for any profit made.
22.    GOVERNING LAW
This deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
23.    JURISDICTION
23.1    Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).
23.2    Each party irrevocably consents to any process in any legal action or proceedings under clause 23.1 above being served on it in accordance with the provisions of this deed relating to service of notices. Nothing contained in this deed shall affect the right to serve process in any other manner permitted by law.
24.    CHANGING OF GOVERNING LAW
Despite anything else in this deed, the Company may, at any time during the Trust Period, but only with the consent of the Trustee, declare by deed that the trust powers and provisions of this deed shall take effect in accordance with the law of the territory specified in the deed (with the necessary modifications specified in that deed) from the date of the declaration. From the date of that declaration, the law of that other territory shall apply to this deed and the courts in that other territory shall administer the Trust, subject to the powers conferred by this clause 24 and until further declaration is made under this deed. This power shall not be exercisable in any way that might cause this deed to become illegal, void or voidable under the law applicable to it, or which might change the beneficial interests under it in any way.
25.    IRREVOCABILITY
The trusts declared in this deed are irrevocable.
26.    EXCLUSIONS AND LIMITATIONS
Subject to clause 3.3(a), no trust, discretion or power conferred on the Trustee by this deed or by law shall be exercised and no provision of this deed shall operate at any time to cause the Trust Fund (or any part of it) to be paid, lent, applied or transferred to or for the benefit of any member of the Group.
27.    ASSIGNMENT AND OTHER DEALINGS
27.1    This deed is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this deed.
27.2    No payment shall be made in respect of any benefit or right if:
(a)    the person entitled to it has, to the knowledge of the Trustee, purported to assign or charge that payment (or any part of it or any interest in it); or
(b)    the Trustee knows of any act or event that would result in the benefit or right (or any part of or interest in it) belonging to that person to become vested in, or charged in favour of, any person(s) other than that person or his legal personal representatives.
27.3    Subject to clause 2 and clause 3, the Trustee shall have full discretion as to the payment or application of any benefit forfeited to, or for the benefit of, the person.
28.    NOTICES
28.1    Any notice or other communication given under or in connection with this deed shall be in writing and shall be:
(a)    delivered by hand or by pre-paid first-class post or other next working day delivery service at the appropriate address;
For the purposes of this clause 28, the appropriate address means:
(i)    in the case of the Company, its registered office; and
(ii)    in the case of the Trustee, its registered office,
(b)    sent by fax to the fax number notified in writing by the recipient to the sender; or
(c)    sent by email to the email address notified in writing by the recipient to the sender.
28.2    Any notice or other communication given under this clause 28 shall be deemed to have been received:
(a)    if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the proper address;
(b)    if sent by pre-paid first-class post or other next working day delivery service, at 9.00am on the second Business Day after posting, or at the time recorded by the delivery service;
(c)    if send by fax, at 9.00am on the next Business Day after transmission; and

(d)    if sent by email, at 9.00am on the next Business Day after sending.
28.3    This clause 28 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
29.    POWER GIVEN TO COMPANY IS NOT A FIDUCIARY POWER
Each power and discretion given to the Company in this deed (whether acting alone or jointly with any other person) is given to it for its own benefit and not in a fiduciary capacity. The Company may exercise, or refrain from exercising, its powers under this deed at its discretion.
30.    CLAIMANTS’ OBLIGATIONS
30.1    Any person entitled to, or claiming, any benefit under the Trust shall produce any evidence and information required by the Trustee or the Company for the purposes of the Trust. Payment of any benefit under the Trust to any person shall be conditional on that person producing any evidence or information that the Trustee or the Company may require.
30.2    The Trustee shall be entitled to deduct from any benefit payable any tax or duty for which the Trustee is liable in respect of the benefit concerned.
30.3    The Trustee shall not be accountable for, or obliged to see to, the application of any payment made under this deed if it is made:
(a)    directly to a minor, to his parent or guardian or to the person with whom he resides; or
(b)    to any individual or institution who or that is or appears to be responsible for the care of a person to whom the payment may be made under this deed if the Trustee in its absolute discretion considers that the person's incapacity does not warrant their making the payment to him direct.
31.    APPLICATION OF STATUTORY AND EQUITABLE RULES
31.1    Sections 31 and 32 of the Trustee Act 1925 apply to interests under this Trust unless expressly excluded.
31.2    Section 11(1) of the Trusts of Land and Appointment of Trustees Act 1996 shall not apply to this Trust. Accordingly, the Trustee may exercise all its powers relating to land without consulting any Beneficiary.
31.3    The equitable rules of apportionment shall not apply to the Trust.
32.    COUNTERPARTS
32.1    This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.
32.2    Transmission of an executed counterpart of this deed (but for the avoidance of doubt not just a signature page) by (a) fax or (b) e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this deed. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.
32.3    No counterpart shall be effective until each party has executed and delivered at least one counterpart.

Schedule    Additional powers of Trustee
1.    Power to promote (alone or with others) and approve, concur in, acquiesce to, or agree to carry into effect (alone or with others) any scheme, proposal or offer for, leading to or as a step in:
(a)    the issue or sale of Shares or shares in any member of the Group to any persons; or
(b)    the reconstruction or amalgamation with any other company or corporation in whose securities the Trust Fund or any part of it is invested; or
(c)    the alteration of the rights attached to any investments or other Property forming part of the Trust Fund, or attached to any Property that has rights affecting any investments or other Property; or
(d)    the exchange of any investments or other Property forming part of the Trust Fund for any other investments or other Property.
2.    Subject to clause 3, power to grant options to acquire some or all of the assets of the Trust Fund to any Beneficiary. The Trustee shall be entitled to determine the consideration for the grant of any options and the price at which options may be exercised.
3.    Subject to clause 3, power to apply the Trust Fund (or any part of it) in paying any stamp duty or stamp duty reserve tax payable on any transfer of (or agreement to transfer) Shares to any Beneficiary.
4.    Power to borrow money or otherwise receive credit from any person, corporation or company for any purpose on terms as the Trustee thinks fit, whether on the security of the Trust Fund (or any part of it), on personal security only or without security. The Trustee may provide for the repayment of borrowings or credit, or the payment of any associated costs, out of the Trust Fund.
5.    Power to pay any duties or taxes (together with any related interest, penalties or surcharges) for which the Trustee becomes liable to pay and/or account for on behalf of the Trust in any part of the world, even if the liability might not enforceable through the courts of the place where the trusts declared in this deed are administered at that time and to have discretion regarding the time and manner in which any duties or taxes are paid. No person interested in this Trust shall be entitled to make any claim against the Trustee because it pays any tax or duty.
6.    If and when directed by the Company (or any other member of the Group), the Trustees shall deduct and withhold from any amount to be paid (or any assets to be transferred) to a Beneficiary any tax and National Insurance contributions for which the Beneficiary is liable (including under contract) in respect of any payment or transfer.
7.    Power to arrange for any member of the Group to account to HMRC (or any other authority concerned) for:
(a)    any amounts deducted from the sums of money paid or credited to the Trustee by any member of the Group; or
(b)    any income tax (or any other deductions required by law) on amounts paid, or Property transferred by, the Trustee to Beneficiaries under clause 3 or clause 6.

8.    Power to delegate all or any of the administrative, management functions and powers (including investment powers) vested in it (either under this deed or due to its office as Trustee) to any other person(s) and to pay the person(s) for their services. However, this paragraph 8 does not entitle the Trustee to delegate the exercise of discretionary or powers in relation to the Trust Fund that require or empower the determination of beneficial interests in the Trust.
9.    Power to effect any transaction not authorised by this deed concerning or affecting any part of the Trust Fund, if the Trustee thinks the transaction is for the benefit of the Trust Fund or the Beneficiaries, as if the Trustee were the sole absolute beneficial owner of the Trust Fund. For the purposes of this paragraph 9, transaction includes:
(a)    any option, sale, exchange, assurance, grant, lease, surrender, reconveyance, release, reservation, subordination or other disposition;
(b)    any assignment, pledge, charge or mortgage or other security provision;
(c)    any purchase or other acquisition;
(d)    any covenant, guarantee, contract, licence or right of pre-emption; and
(e)    any compromise, waiver, release, forbearance, partition or other dealing or arrangement, and effect has the meaning appropriate to the particular transaction.
10.    Power to instruct, and act on the advice or opinion of, any lawyer, actuary, accountant, investment adviser, broker or other professional person and, instead of acting personally, appoint or employ agents and advisers to transact any business and to do all acts to be done by the Trustee under this deed (including without limitation the day-to-day management of any investments and the payment of any benefits). The Trustee shall determine the remuneration of any agents or advisers, and may meet the fees incurred by such persons out of the Trust Fund (or if the net assets of the Trust Fund are insufficient then the Company shall meet such costs, charges and expenses pursuant to clauses 15.1 and 19.3). The Trustee shall not be liable for the default of any agent or adviser appointed or employed in good faith, or for any loss arising from the appointer acting in accordance with the advice. However, this paragraph 10 shall not entitle the Trustee to delegate the exercise of discretionary trusts and powers in relation to the Trust Fund that require or empower the determination of beneficial interests in the Trust.
11.    Power to cause any Property included in the Trust Fund to be registered in the name or names of any other persons or corporations on behalf of the Trustee from time to time, and to pay any connected expenses out of the Trust Fund. The Trustee shall not be liable for any loss to the Trust Fund caused by the exercise of this power.
12.    Power to have any assets valued at any time and for any purpose, in the manner the Trustee thinks fit.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by INDIVIOR PLC acting by two directors or one director and the company secretary	/s/
Director
/s/
Secretary

Executed as a deed by SANNE FIDUCIARY SERVICES LIMITED acting by two authorised signatories	/s/
Authorised signatory
/s/
Authorised signatory